EXHIBIT 99.1 FOR IMMEDIATE RELEASE Federal Signal Corporation Announces New $325 Million Credit Facility OAK BROOK, Ill., Jan. 27, 2016 ‒ Federal Signal Corporation (NYSE:FSS), a leader in environmental and safety solutions, today announced the completion of a new five-year $325 million revolving credit facility, to replace its existing $225 million credit facility. The arrangement also provides the Company with the flexibility to borrow up to an additional $75 million under the new facility, subject to approval by applicable lenders. Jennifer L. Sherman, Federal Signal’s President and Chief Executive Officer, commented, “We are extremely pleased to announce this new credit facility, which provides greater financial flexibility to invest in internal growth initiatives and pursue acquisitions. The terms of the new facility are more favorable to the Company, reflecting the Company’s strong cash flow and balance sheet, as well as current market conditions. This marks another important milestone on our path to disciplined, strategic growth.” The syndication of the new facility was completed with Wells Fargo Securities, LLC and J.P. Morgan Securities LLC acting as Joint Lead Arrangers and Joint Bookrunners, JPMorgan Chase Bank, N.A. as Syndication Agent and KeyBank National Association as Documentation Agent. Wells Fargo Bank, National Association, will serve as Administrative Agent. Details of the credit facility will be available in a Form 8-K to be filed by the Company. About Federal Signal Federal Signal Corporation (NYSE:FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Environmental Solutions, Safety and Security Systems and Fire Rescue. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions; product and price competition; supplier and raw material prices; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Brian Cooper, Chief Financial Officer, +1-630-954-2000, bcooper@federalsignal.com ###